UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 27, 2014
CHS Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-50150	41-0251095
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5500 Cenex Drive, Inver Grove Heights, Minnesota		55077
________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	651-355-6000
Not Applicable
_________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

CHS Inc., a Minnesota corporation (the “Company”), previously announced that on March 4, 2013 it entered into a Master Agreement (the “Master Agreement”) and related arrangements with ConAgra Foods, Inc., a Delaware corporation (“ConAgra”), Cargill, Incorporated, a Delaware corporation (“Cargill”), and HM Luxembourg, a Luxembourg Société à responsabilité limitée, pursuant to which the Company, ConAgra and Cargill (the “Owners”) agreed to form a joint venture to be known as Ardent Mills. Ardent Mills will combine the North American flour milling operations and related businesses operated through the ConAgra Mills division of ConAgra, on the one hand, and the Horizon Milling joint venture of the Company and Cargill, on the other hand. The Master Agreement included customary termination rights, including a right of the parties to terminate the transaction if it has not closed by March 31, 2014 (which could be extended to June 30, 2014 in certain financing-related circumstances).
On February 10, 2014, the Company reported a revised timeline for completion of the Ardent Mills transaction, which is expected to close in the second quarter of calendar 2014.  Consistent with this revised timeline, on March 27, 2014, the Company, ConAgra and Cargill entered into an amendment (the “Amendment”) to the Master Agreement, which, among other matters, amends the outside termination date included in the Master Agreement so that the parties may terminate the transaction if it has not closed by June 30, 2014 (which may be extended to September 30, 2014 in certain financing-related circumstances).
The Owners’ obligations under the Master Agreement to complete the Ardent Mills transaction are conditioned upon the absence of any pending proceeding initiated by any governmental entity seeking to enjoin the closing, the availability of financing to complete the transaction, and certain other customary closing conditions.

As noted above, the Company previously formed the Horizon Milling joint venture with Cargill. In addition, the Company conducts a portion of its grain marketing operations through TEMCO, LLC, a 50% joint venture with Cargill.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHS Inc.

March 31, 2014	By:	/s/ Timothy Skidmore
Name: Timothy Skidmore
Title: Executive Vice President and Chief Financial Officer